Registration No. 33-



                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933


                           VALERO ENERGY CORPORATION
        (Exact name of registrant as specified in its charter)

      Delaware                                74-1244795
  (State or other jurisdiction of         (I.R.S. Employer
  incorporation or organization)         Identification No.)

     530 McCullough Avenue
   San Antonio, Texas  78215                   78215
(Address of Principal Executive Offices)    (Zip Code)


                     VALERO ENERGY CORPORATION THRIFT PLAN
                            (Full title of the plan)


                             RAND C. SCHMIDT, ESQ.
                              Corporate Secretary
                             530 McCullough Avenue
                           San Antonio, Texas  78215
      (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE

                                           Proposed   Proposed
                                           maximum    maximum
                                           offering   aggregate   Amount of
Title of Securiites      Amount to be      price per  offering    registration
to be registered         registered(1)     share(2)   price(2)    fee
Common Stock, Par
    Value $1. . . . . .  1,000,000 shares  $21.25     $21,250,000 $7,327.59
Preference Share
    Purchase Rights(3).  1,000,000 shares    n/a


(1) Additional shares reserved for issuance under the Thrift Plan. 2,791,687 shares of Common Stock have previously been registered under the Securities Act of 1933 for possible issuance under the Thrift Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Thrift Plan.
(2) Prices are estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, and represent the average of the high and low prices of a share of the Common Stock on March 2, 1994, as reported in the New York Stock Exchange-Composite Transactions listing for such date.
(3) Until the Distribution Date (as defined in the Amended and Restated Rights Agreement filed as an Exhibit hereto) the Preference Share Purchase Rights trade with and are represented by the certificates for the Common Stock.

     This Registration Statement on Form S-8 is filed to register for issuance pursuant to the Valero Energy Corporation Thrift Plan the number of additional shares of Valero Energy Corporation Common Stock set forth on the cover page. Four prior Registration Statements (Registration Nos. 2-66297, 2-82001, 2-97043 and 33-23103) have been filed with respect to shares issuable under the Thrift Plan. In accordance with General Instruction E to Form S-8, the contents of Registration Statement No. 33-23103 are incorporated herein by reference.


                                  PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.   Interests of Named Experts and Counsel.

     The validity of the issuance of the Common Stock offered hereby will be passed upon for Valero Energy Corporation ("Energy") by Rand C. Schmidt, Esq., Corporate Secretary and Managing Attorney of Energy. Mr. Schmidt is an employee of Energy and at February 28, 1994, beneficially owned approximately 9,000 shares of Energy's Common Stock (including shares held under employee benefit plans) and held options under employee stock option plans of Energy to purchase an additional 18,676 shares of Energy's Common Stock.

     The audited consolidated financial statements and schedules of Energy together with its subsidiaries contained in the Form 10-K and incorporated by reference herein have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

Item 6.   Indemnification of Directors and Officers.

     Energy's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), contains a provision that eliminates the personal liability of a director to Energy and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. Except as provided below, if a director were to breach such duty in performing his duties as a director, neither Energy nor its stockholders could recover monetary damages from the director, and the only course of action available to Energy's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in Energy's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and Energy would have no effective remedy against the directors. Under Energy's Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to Energy or its stockholders, (ii) act or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of Energy's stock under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

     Under Article V of the Restated Certificate of Incorporation and Article VII of Energy's By-laws as currently in effect and an indemnification agreement with Energy's officers and directors (the "Indemnification Agreement"), each person who is or was a director or officer of Energy or a subsidiary of Energy, or who serves or served any other enterprise or organization at the request of Energy or a subsidiary of Energy, shall be indemnified by Energy to the full extent permitted by the Delaware General Corporation Law.

     Under such law, to the extent that such person is successful on the merits or otherwise in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of Energy, or serves or served any other enterprise or organization at the request of Energy, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     Under such law, Energy generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Energy, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of Energy, however, indemnification is generally limited to attorney's fees and other expenses and such indemnification is not available if such person is adjudged to be liable to Energy unless the court determines that indemnification is appropriate.

     The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of Energy's By-laws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims.
Section 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), while Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. No Delaware case directly answers the question whether Delaware's public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).

     Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Energy currently has in effect a directors' and officers' liability insurance policy.

Item 8.  Exhibits

     The following is an index of exhibits filed or incorporated by reference as part of this Registration Statement.


Exhibit
No.
4.1    -- Restated Certificate of Incorporation of Valero Energy Corporation--incorporated by reference from Exhibit 4.1 to the
       Valero Energy Corporation Registration Statement on Form S-8 (Commission File No. 33-53796, filed October 27, 1992).
4.2    -- By-Laws of Valero Energy Corporation, as amended and restated October 17, 1991--incorporated by reference from Exhibit
       4.2 to the Valero Energy Corporation Registration Statement on Form S-3 (Commission File No. 33-45456, filed February 4,
       1992).
4.3    -- Amendment to By-Laws of Valero Energy Corporation, as adopted February 25, 1993--incorporated by reference from
       Exhibit 3.3 to the Valero Energy Corporation Form 10-K (Commission File No. 1-4718, filed February 26, 1993).
4.4    -- Amended and Restated Rights Agreement, dated as of October 17, 1991, between Valero Energy Corporation and Ameritrust
       Texas, N. A., successor to Mbank Alamo, N. A., as Rights Agent--incorporated by reference from Exhibit 1 to the Valero
       Energy Corporation Current Report on Form 8-K (Commission File No. 1-4718, filed October 18, 1991).
4.5    -- $200,000,000 Senior Note Purchase Agreement, dated as of December 19, 1990--incorporated by reference from Exhibit 4.2 to the Valero Energy Corporation Annual Report on Form 10-K (Commission File No. 1-4718, filed February 21, 1992).
4.6    -- $160,000,000 Amended and Restated Credit Agreement, dated as of December 4, 1992, among Valero Refining Company,
       Bankers Trust Company, as Agent and certain other banks party thereto--incorporated by reference from Exhibit 4.3 to the
       Valero Energy Corporation Form 10-K (Commission File No. 1-4718,  filed February 26, 1993).
4.7    -- First Amendment to Amended and Restated Credit Agreement, dated as of August 25, 1993--incorporated by reference from
       Exhibit 4.5 to the Valero Energy Corporation Registration Statement on Form S-3 (Commission File No. 33-45456, filed
       October 18, 1993).
4.8    -- Second Amendment to Amended and Restated Credit Agreement, dated as of December 31, 1993--incorporated by reference from Exhibit 4.5 to the Valero Energy Corporation Annual Report on Form 10-K (Commission File No. 1-4718, filed March 1,
       1994).
*5.1   -- Opinion of Rand C. Schmidt, Esq. (including Consent of Counsel).
*23.1  -- Consent of Arthur Andersen & Co. dated March 1, 1994.
*23.2  -- Consent of Counsel (included in Item 5.1).
*24.1  -- Power of Attorney--included on signature page of the Registration Statement.

______________________
*Filed herewith.

Item 9.   Undertakings.

     In addition to the undertakings incorporated by reference herein, the undersigned registrant undertakes:

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, and State of Texas, on March 4, 1994.

                      VALERO ENERGY CORPORATION
                         (Registrant)


                      By  /s/ WILLIAM E. GREEHEY

                             (William E. Greehey)
                         Chairman of the Board and Chief
                         Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William
E. Greehey, Stan L. McLelland and Rand C. Schmidt, or any of them, each with power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                Title                               Date
                         Director, Chairman of the Board
                         and Chief Executive Officer
                         (Principal Executive Officer)
/s/ WILLIAM E. GREEHEY   Valero Energy Corporation           March 4, 1994
William E. Greehey

                         Senior Vice President and
                         Chief Financial Officer
                         (Principal Financial Officer and
                         Principal Accounting Officer)
/s/ DON M. HEEP          Valero Energy Corporation           March 4, 1994
Don M. Heep

                         Director,
/s/ EDWARD C. BENNINGER  Valero Energy Corporation           March 4, 1994
Edward C. Benninger

                         Director,
/s/ ROBERT G. DETTMER    Valero Energy Corporation           March 4, 1994
Robert G. Dettmer

                         Director,
/s/ A. RAY DUDLEY        Valero Energy Corporation           March 4, 1994
A. Ray Dudley

                         Director,
/s/ JAMES L. JOHNSON     Valero Energy Corporation           March 4, 1994
James L. Johnson

                         Director,
/s/ LOWELL H. LEBERMANN  Valero Energy Corporation           March 4, 1994
Lowell H. Lebermann

                         Director,
/s/ SALLY A. SHELTON     Valero Energy Corporation           March 4, 1994
Sally A. Shelton

                         Director,
                         Valero Energy Corporation
Philip K. Verleger, Jr.

     Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, and State of Texas, on the 4th day of March, 1994.

                        VALERO ENERGY CORPORATION
                        THRIFT PLAN


                        By  /s/ ROBERT R. TAYLOR
                        (Robert R. Taylor)
                        Chairman of the Administrative Committee